EXHIBIT 10.1



                            [uWink, Inc. Letterhead]

September 22, 2006

John Kaufman
1251 Brockton Avenue #104
Los Angeles, CA 90025


     RE:  EMPLOYMENT TERMS

Dear John:

      The purpose of this letter is to set forth the terms of employment between uWink, Inc., a Utah corporation (the "Company"), and you ("Executive").

     1. Duties. During the term of this Agreement, Executive shall serve as the Director of Restaurant Operations of the Company.

     2. Term. Executive shall be employed subject to the election of both parties.

     3. Compensation. Executive's initial base salary shall be $120,000 per annum. Executive shall be eligible for an annual bonus of up to 50% of his base salary upon successfully achieving certain goals as specified by Company management. Up to $50,000 of any annual bonus payable hereunder may be paid in shares of Company common stock in lieu of cash, at the option of the Company.

     4. Stock Options. The Company will grant Executive stock options to purchase 400,000 shares of common stock, an exercise price equal to the closing price on the date hereof. The terms of the stock options shall be as set forth in a separate Stock Option Agreement.

     5. Benefits. Executive will receive all benefits, including health insurance, as granted to other senior executives of the Company.

     6. Termination. It is agreed that Executive is employed at will and either party may terminate this Agreement with or without cause at any time upon thirty (30) days prior written notice. Upon termination (except by the Company for Cause (as defined below) or by Executive without Good Reason (as defined below)) Executive shall receive a severance payment equal to one month of base salary for every 2 months worked, up to a maximum of 12 months base salary, as well as a pro rata portion of the annual bonus for the year of termination. A pro rata portion of stock options for the year terminated shall also vest upon such termination.

          For purposes of this Letter Agreement, the term "Cause" shall mean (i) an action or omission of the Executive which constitutes a material breach of, or material failure or refusal to perform his duties under, this Agreement, (ii) fraud, embezzlement or misappropriation of funds during the Executive's employment with the Company, or (iii) a conviction of any crime during Executive's employment with the Company which involves dishonesty or a breach of trust or involves the Company or its executives. Any termination for Cause shall be made by written notice to the Executive, which shall set forth in reasonable detail all acts or omissions upon which the Company is relying for the termination. The Executive shall have the right to address the Company's board of directors regarding the acts or omissions set forth in the notice of termination.

          For purposes of this Letter Agreement, the term "Good Reason" means:
          (i) a reduction by the Company in Executive's base salary to a rate less than the initial base salary rate set forth in this Letter Agreement; (ii) a change in the eligibility requirements or performance criteria under any employee benefit plan or incentive compensation arrangement under which Executive is covered on the effective date of this Agreement, and which materially adversely affects Executive; (iii) Company requiring Executive to be based anywhere other than the Company's headquarters or the relocation of Company's headquarters more than 20 miles from its location on the effective date of this Agreement, except for required travel on the Company's business to the extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company on the effective date of this Agreement; (iv) the assignment to Executive of any duties or responsibilities which are materially inconsistent with Executive's status or position as a member of the Company's executive management group; or (v) Executive's good faith and reasonable determination, after consultation with nationally-recognized counsel, that Executive is being unduly pressured or required by the board of directors or a senior executive of the Company to directly or indirectly engage in criminal activity.

          Upon any termination by the Company for Cause or the Executive without Good Reason, the Company shall pay to the Executive any due and unpaid compensation (including any bonus compensation earned but unpaid) and earned but unused vacation time through the date of termination.

     7. Confidentiality and Non-Solicitation. Executive will sign the attached Confidentiality and Non-Solicitation Agreement that all employees of the Company are required to sign.

     8. Indemnity. The Company shall indemnify and hold the Executive harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by the Executive on behalf of or in the course of performing services for the Company to the same extent the Company indemnifies and holds harmless other executive officers and directors of the Company and in accordance with the Company's certificate of incorporation, bylaws and established policies.

     9. Governing Law. This Agreement shall be governed by the laws of the State of California.


     If you agree with the foregoing, please execute in the space provided below. We look forward to a long and rewarding relationship.

                                           UWINK, INC.

                                           By:  /s/ NOLAN BUSHNELL
                                               ---------------------------------
                                               Nolan Bushnell
                                               Chief Executive Officer


                                           By: /s/ JOHN KAUFMAN
                                               ---------------------------------
                                               John Kaufman
                                               Executive